Exhibit 99.1.

NEWS BULLETIN

FOR FURTHER INFORMATION

AT iVOW:	AT FINANCIAL RELATIONS BOARD:

Michael H. Owens, MD,MPH,FACPE,CPE

Tony Rossi

President & CEO	Media Contact
mowens@ivow.com	trossi@financialrelationsboard.com
(760) 603-9120	(310) 854-8317

For Immediate Release

iVOW Announces Addition of William Nydam to Board of Directors

CARLSBAD, CA, November 21, 2005 – iVOW, Inc. (NASDAQ: IVOW), today announced the addition of William J. Nydam to the Company’s Board of Directors, effective as of November 18th.  Mr. Nydam replaces Jim Hornthal, who resigned from the Board of Directors on November 18th in order to commit more time to several start-up companies that he has been incubating.

Mr. Nydam has more than 30 years of diversified experience in the healthcare industry and currently serves as President and COO of Endocare Inc., a publicly traded medical device company focused on the design, development, manufacturing and marketing of minimally invasive technologies for tissue and tumor ablation.  Prior to Endocare Inc., Mr. Nydam served in senior management positions with a number of companies in the healthcare industry including a 13-year tenure with Premier, the largest healthcare alliance enterprise in the United States, with more than 215 owner systems that own, operate, or are affiliated with approximately 1,800 institutions.  In his role as Executive Vice President of Premier, Mr. Nydam established numerous strategic ventures/investments with healthcare industry leaders and grew hospital participation in the enterprise from approximately 400 to 1,800.

Mr. Nydam is a member of the Financial Executives Institute and the American Institute of Certified Public Accountants.  He also has an MBA and Bachelor of Science degree in Accounting from the University of California at Berkeley.

“We are very pleased to add an executive of Bill’s talent and experience to our Board of Directors,” said Dr. Michael Owens, President and CEO of iVOW.  “Bill’s diverse experience includes leading the growth of new business initiatives, capital raising, strategic partnerships, mergers and acquisitions, and financial management.  His skill set and extensive relationships throughout the healthcare industry are well suited to helping guide the continued development of iVOW’s services and products for the treatment and management of chronic and morbid obesity.

“We would also like to thank Jim Hornthal for his valuable service to the Company, and we wish him well in his future endeavors,” said Dr. Owens.

iVOW

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients.  We also provide specialized vitamins to patients who have undergone obesity surgery.  Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.  iVOW is the new corporate name of Vista Medical Technologies, Inc.  iVOW is traded on the NASDAQ Capital Market under the stock symbol IVOW.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of IVOW, inc.  Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s ability to penetrate the market for obesity surgery management services; the impending decision by Medicare on coverage for bariatric surgery and the Company’s ability to successfully integrate the business and operations of Sound Health Solutions, Inc.  Other risks inherent in our business are described in the Company’s Securities and Exchange Commission filings, including its Quarterly Report on Form 10-QSB for the nine-month period ended September 30, 2005.  The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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